As filed with the Securities and Exchange Commission on August 31, 1999 Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           SpectraSite Holdings, Inc.
             (Exact name of registrant as specified in its charter)

                Delaware                                              56-2027322
   (State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)


            8000 Regency Parkway                                          27511
                Suite 570                                             (Zip Code)
             Cary, North Carolina
    (Address of Principal Executive Offices)



                           SPECTRASITE HOLDINGS, INC.
                              STOCK INCENTIVE PLAN
                              (Full title of plan)

                                 DAVID P. TOMICK
                           SpectraSite Holdings, Inc.
                              8000 Regency Parkway
                                    Suite 570
                           Cary, North Carolina 27511
                     (Name and Address of agent for service)


                     Telephone number of agent for service:
                                 (919) 468-0012

                         CALCULATION OF REGISTRATION FEE

======================== ===================== ======================= ===================== =====================
                                                      Proposed               Proposed
                                                  maximum offering           maximum
   Title of security         Amount being            price per          aggregate offering        Amount of
   being registered          Registered*               share(**)              price(**)           registration fee

======================== ===================== ======================= ===================== =====================
======================== ===================== ======================= ===================== =====================
        Class A
Common Stock, $.01 Par
         Value                10,000,000              $13.3633           $133,632,596.60          $37,149.86

======================== ===================== ======================= ===================== =====================

    (*) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares which may be offered and issued in accordance with the Plan terms to prevent dilution from stock splits, stock dividends or similar transactions.

    (**) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

    SpectraSite Holdings, Inc. (the "Company") hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:

    (1) The Company's prospectus (File No. 333-67043) filed pursuant to Rule 424(b) of the Securities Act of 1933.

    (2) The Company's Form 10-Q for the period ended June 30, 1999.

    (3) The description of the Company's Class A Common Stock contained in the Company's most recent Exchange Act registration statement, including any amendment thereto or report filed for the purpose of updating such description;

    (4) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Officers and Directors

    Section 102(b)(7) of the General Corporation Law of the State of
Delaware (the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation, as amended, limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.


    Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

    In addition, the SpectraSite Holdings, Inc. Stock Incentive Plan (the
"Plan") provides for the indemnification of directors who serve on the Plan's administrative committee against any loss, liability, claim, cost or expense incurred by or asserted against such director as a result of any act or omission to act in connection with the Plan, unless arising out of such director's fraud or bad faith.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

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

Exhibit No.              Exhibit                                      Page No.

        5           Opinion of Dow, Lohnes & Albertson, PLLC              7

       23.1         Consent of Ernst & Young LLP                          9

       23.2         Consent of Dow, Lohnes & Albertson                    7
                    (contained in their opinion in Exhibit 5)


Item 9.  Undertakings

    (a)  The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cary, State of North Carolina on the 31st day of August, 1999.

                                 SPECTRASITE HOLDINGS, INC.


                                 By: /s/ Stephen H. Clark
                                 ------------------------
                                     Stephen H. Clark
                                 President, Chief Executive Officer and Director


    Pursuant to the requirements of the Securities Act of 1933, the Plan Administrators have duly caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.


         Signature                                            Capacity                       Date

/s/ Stephen H. Clark
___________________________                                      President,                August 31, 1999
Stephen H. Clark                                           Chief Executive Officer
                                                                and Director
                                                        (Principal Executive Officer)


/s/ David P. Tomick
___________________________                               Executive Vice President,        August 31, 1999
David P. Tomick                                          Chief Financial Officer and
                                                                  Secretary
                                                        (Principal Financial Officer)


/s/ Daniel I. Hunt
___________________________                             Vice President - Finance and       August 30, 1999
Daniel I. Hunt                                                 Administration
                                                       (Principal Accounting Officer)


/s/ Lawrence B. Sorrel
___________________________                               Chairman of the Board of         August 30, 1999
Lawrence B. Sorrel                                                Directors


/s/ Timothy M. Donahue
___________________________                                       Director                 August 30, 1999
Timothy M. Donahue


/s/ Andrew R. Heyer
___________________________                                       Director                 August 30, 1999
Andrew R. Heyer


/s/ Thomas E. McInerney
___________________________                                       Director                 August 30, 1999
Thomas E. McInerney


/s/ Michael J. Price
___________________________                                       Director                 August 30, 1999
Michael J. Price


/s/ Rudolph E. Rupert
___________________________                                       Director                 August 30, 1999
Rudolph E. Rupert

                                      -5-

/s/ Steven M. Shindler
___________________________                                       Director                 August 30, 1999
Steven M. Shindler


                                      -6-